EXHIBIT 22

                              LIST OF SUBSIDIARIES

                                       OF

                                 FIBERCORE, INC.

InfoGlass Incorporated (Delaware)

FiberCore Glasfaser Jena GmbH (Germany)

Automated Light Technologies (Delaware)

FiberCore Mid East Ltd. (Cayman Islands)

FiberCore Asia Sdn. Bhd. (Malaysia)